EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-129132, 333-149222, 333-169671, 333-179764, 333-202964, 333-205924, 333-226914 and 333-248422) on Form S-8 and Registration Statements (Nos. 333-134611, 333-198728, 333-213194, 333-213778, 333-224143, 333-225389, 333-226918, 333-228519, 333-230154 and 333-238053) on Form S-3 of Smith Micro Software, Inc. and its subsidiaries (collectively, the “Company”) of our reports dated March 8, 2021, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2020.

/s/ SingerLewak LLP

Los Angeles, California
March 8, 2021